SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 18, 2012

Independence Resources Plc

(Exact Name of Registrant as Specified in Charter)

England	000-14691	77-0039728
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

7 Office Way, Suite 218, Hilton Head, SC	29928
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (843) 715-9504

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On April 18, 2012, we entered into a Membership Purchase Agreement dated April 18, 2012, by which we purchased 70% of the ownership interest of Coeur d’Alene Mine Contracting LLC, a Delaware limited liability company (the “LLC”). These ownership interests in the LLC were acquired in equal proportions from Jeff Lambert and Steve Ivie, the sole members of the LLC. The purchase price for the 70% interest in the LLC was $200,000 and 2,000,000 ordinary shares divided equally between Messrs. Lambert and Ivie. In addition, we agreed that not later than May 1, 2012, we would loan $100,000 to the LLC for operating funds. The loan will be evidenced by a promissory note bearing interest at 4% per annum and will be secured by all of the assets of the LLC. The promissory note will be due and payable on or before May 1, 2020. As a result of this transaction, the LLC is a majority owned subsidiary of our company.

Also in connection with the transaction, we entered into three-year full-time employment agreements with Messrs. Lambert and Ivie and appointed each as a Vice-President of Investor Relations for our company. As such they will also manage the business operations of the LLC. Unless otherwise terminated by one of the parties, each employment agreement will automatically extend for an unlimited number of one-year terms. The base salary for each of the employment agreements is $120,000. The employment agreements may be terminated at any time for cause and we may terminate either agreement without cause upon 90 days’ notice, in which event we are obligated to pay a severance benefit in an amount equal to two times the largest annual base salary received by the employee under the employment agreement if such termination occurs on or before one year from the agreement’s effective date, and one times the largest annual base salary if such termination occurs thereafter. Either employee may terminate his agreement at any time upon 15 days’ notice.

2

The LLC is a newly formed entity which has not commenced principal operations or produced any revenues and has no material assets. It proposes to engage in contract mining activities for third parties and for our mining projects. Management of the LLC is currently engaged in negotiations to provide contract mining services for third parties.

The ordinary shares issued to Messrs. Lambert and Ivie were not and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information in response to Item 1.01 above in regard to the acquisition of the 70% interest in the LLC is incorporated into this item.

On April 23, 2012, we acquired 42 unpatented mining claims from Coeur d’Alene Contract Mining LLC, an Idaho limited liability company owned by Messrs. Lambert and Ivie. The purchase price was $100. The claims are located in Lemhi County, Idaho, and are currently in exploratory stage.

Item 3.02 Unregistered Sales of Equity Securities.

On April 23, 2012, in connection with the transaction described in Item 1.01 above, we issued 1,000,000 ordinary shares each to Messrs. Lambert and Ivie. We also issued 200,000 shares to Kurt Hoffman for consulting services provided to us and the LLC. These shares were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(5) and/or Section 4(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. Each of the parties was an accredited investor as defined in Regulation D. Each party delivered appropriate investment representations with respect to these issuances and consented to the imposition of restrictive legends upon the stock certificates representing the shares. Each party was afforded the opportunity to ask questions of our management and to receive answers concerning the terms and conditions of the transaction. No underwriting discounts or commissions were paid in connection with this transaction.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2012, Donna Street accepted appointment as Chief Financial Officer (“CFO”) of the Company. Simultaneously with Ms. Street’s appointment, Howard Crosby resigned from his position as CFO of the Company. Mr. Crosby, who has served as a director and President of the Company since March 10, 2010, will remain a director and President of the Company.

There are no arrangements or understandings between Ms. Street and any other persons pursuant to which Ms. Street was named as CFO of the Company. She will receive a salary of $120,000 per year for her services as CFO plus health insurance benefits. She estimates that approximately 85% of her time will be devoted to her role as CFO of the Company. Ms. Street does not have a family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer.

Ms. Street became an employee of the Company in June 2010 and has acted as controller for the Company until her acceptance of appointment as CFO. In 2010, the Company paid Ms. Street $12,000 in consulting fees and $30,000 in employment salary. For 2011 the Company paid Ms. Street $90,000 in employment salary. From the beginning of 2012 until the present date, the Company has paid Ms. Street $36,900 in employment salary.

3

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Membership Purchase Agreement dated April 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Resources PLC

Date: April 24, 2012	By	/s/ John P. Ryan
John P. Ryan, Chief Executive Officer

4